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                                                                   Exhibit 10.48

                             EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is made this 4th day of February, 1998 (the "Effective Date") by and between QuadraMed Corporation, a Delaware corporation ("QuadraMed" or the "Employer"), and Ruthann Russo, an individual resident of Pennsylvania (the "Employee").

      WHEREAS, concurrently with the execution and delivery of this Agreement, the Employer is acquiring from the Employee and the other stockholders of Cabot Marsh Corporation (the "Company") all of the issued shares of stock of the Company pursuant to that certain Acquisition Agreement and Plan of Merger dated February 2, 1998 by and among QuadraMed, CMC Acquisition Corporation, the Company, the Employee and certain of the other stockholders of the Company (the "Merger Agreement").

      WHEREAS, the Employer desires the Employee's employment with the Employer, and the Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

      1. Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

            1.1. "Agreement" shall mean this Employment Agreement, including Exhibit "A" attached hereto and incorporated herein by this reference, as amended from time to time.

            1.2.  "Basic Compensation" shall mean Salary and Benefits.

            1.3.  "Benefits" shall be as defined in Section 3.1(c).

            1.4. "Board of Directors" shall mean the board of directors of the Employer.

            1.5. "Confidential Information" shall mean any and all trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of applicable law; information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending
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budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

            1.6.  "disability" shall be as defined in Section 6.2.

            1.7. "Effective Date" shall mean the date stated in the first paragraph of the Agreement.

            1.8. "Employee Invention" shall mean any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Employer, that is based upon or uses Confidential Information.

            1.9. "Employment Period" shall mean the term of the Employee's employment under this Agreement.

            1.10. "Fiscal Year" shall mean the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

            1.11. "for cause" shall be as defined in Section 6.3.

            1.12. "person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

            1.13. "Proprietary Items" shall be as defined in Section 7.2(a)(iv).

            1.14. "Salary" shall be as defined in Section 3.1(a).

      2.    Employment Terms and Duties.

            2.1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

            2.2. Term. Subject to the provisions of Section 6, the term of the Employee's employment under this Agreement will be two (2) years, beginning on the
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Effective Date and ending on the second (2nd) anniversary of the Effective
Date.

            2.3. Duties. The Employee will have such duties as are assigned or delegated to the Employee by the Board of Directors or the Chairman, Chief Executive Officer, President or Chief Operating Officer of the Employer, and will initially serve as the President of the newly-formed Compliance and Education Division of the Employer. Subject to review and change by the Board of Directors or the Chairman, Chief Executive Officer, President or Chief Operating Officer of the Employer, the Employee shall initially have primary management responsibility for such division, and the following employees of the Employer shall report to the Employee: all existing employees of (i) the Company, (ii) the business of QuadraMed formerly known as Healthcare Cash Management Seminars, Inc., (iii) the existing QuanTIM FACTS operations of QuadraMed, (iv) the business of QuadraMed formerly known as Healthcare Research Advisors, Inc. and
(v) the business known as Healthcare Management Advisors, Inc. (if and when such acquisition is consummated by QuadraMed). The Employee will devote his or her entire business time, attention, skill and energy exclusively to the business of the Employer, will use his or her best efforts to promote the success of the Employer's business and will cooperate fully with the Board of Directors and the Employer's executive officers in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement.

      3.    Compensation.

            3.1.  Basic Compensation.

                  (a) Salary. The Employee will be paid an annual salary of One Hundred Seventy-Five Thousand Dollars ($175,000), subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors or the Chief Executive Officer, President or Chief Operating Officer of the Employer not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors or the Chief Executive Officer, President or Chief Operating Officer of the Employer.

                  (b) Withholdings. The Employer will deduct and withhold, from the Salary payable to the Employee under Section 3.1(a) above, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Employer under applicable statute or regulation.

                  (c) Benefits. The Employee will, during the Employment Period, be permitted to participate in such pension, stock option, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the "Benefits"). The Employee shall also be reimbursed in accordance
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with the Employer's policies for a maximum of $300 per month in cellular phone charges attributable to the Employee's duties hereunder. The Employee shall assume personal responsibility for payment of the existing automobile loan or lease on the Employee's current automobile.

      4. Facilities and Expenses. The Employer will furnish the Employee office space, equipment, supplies and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee's duties under this Agreement. The Employer will pay the Employee's dues in such professional societies and organizations as the Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Employer deems appropriate, and will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee's duties pursuant to this Agreement, and in accordance with the Employer's employment policies. The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

      5. Vacations and Holidays. The Employee will be entitled to four (4) weeks paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its officers from time to time. Vacation must be taken by the Employee at such time or times as approved by the Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Employer. The Employee will also be entitled to the paid holidays set forth in the Employer's policies.

      6.    Termination.

            6.1. Events of Termination. The Employment Period, the Employee's Basic Compensation and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6): (i) upon the death of the Employee; (ii) upon the disability of the Employee (as defined in Section 6.2) immediately upon notice from either party to the other; (iii) upon termination by the Employer or the Employee, without cause or for cause (as defined in Section 6.3), immediately upon notice from the Employer or the Employee, as the case may be, or at such later time as such notice may specify.

            6.2. Definition of Disability. For purposes of Section 6.1, the Employee will be deemed to have a "disability" if, he is disabled as defined in the Employer's disability insurance policy applicable to the Employee.

            6.3. Definition of "for cause". For purposes of Section 6.1, the phrase "for cause" means: (i) the Employee's material breach of Section 7 of this Agreement; (ii) a material knowing breach of or knowing misrepresentation with respect to any obligation, representation, warranty, covenant or agreement by the Employee under the Merger Agreement; (iii) the Employee's negligence in attention to material affairs of the Employer or failure to adhere to any written Employer policy if the Employee has been given a reasonable opportunity to comply with such policy or cure his or her negligence or failure to comply;
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(iv) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (v) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (vi) the Employee's commission of any crime or an act of dishonesty, fraud or moral turpitude or knowingly making false or misleading statements in connection with his or her employment; or (vii) the conviction of, the indictment for (or its procedural equivalent) or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

            6.4. Termination Pay. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his or her death, his or her designated beneficiary as defined below) only such compensation as is provided in this Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. For purposes of this Section 6.4, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee's personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative or trustee. All payments pursuant to this Section 6.4(a) will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.

                  (a) Termination by the Employer Without Cause. If the Employer terminates this Agreement without cause, the Employer will pay the Employee the Employee's Salary for the remainder, if any, of the calendar month in which such termination is effective and for twelve (12) consecutive calendar months thereafter. Notwithstanding the preceding sentence, if the Employee obtains other employment prior to the end of the twelve (12) months following the month in which the termination is effective, he must promptly give notice thereof to the Employer, and the Salary payments under this Agreement for any period after the Employee obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Employee from the Employee's other employment for services performed during such period. For purposes of this
Section 6.4(a), termination by the Employer without cause shall include a termination of the Employee's employment at his or her initiative following the occurrence, without the Employee's prior written consent, of one or more of the following events: (i) a reduction in the Employee's Salary; (ii) a material diminution in the Employee's duties such that the Employee is not a management-level employee; or (iii) a relocation of the Employee's principal place of employment by more than forty-five (45) miles.
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                  (b) Termination by the Employer for Cause. If the Employer
terminates this Agreement for cause, the Employee will be entitled to receive his or her Salary only through the date such termination is effective.

                  (c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee's disability, as determined under Section 6.2, the Employer will pay the Employee his or her Salary for the lesser of (i) six (6) consecutive calendar months or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Employee.

                  (d) Termination upon Death. If this Agreement is terminated because of the Employee's death, the Employee will be entitled to receive his or her Salary through the end of the calendar month in which his or her death occurs.

                  (e) Benefits. The Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

      7.    Non-Disclosure Covenant; Employee Inventions.

            7.1. Acknowledgments by the Employee. The Employee acknowledges that: (i) during the Employment Period and as a part of his or her employment, the Employee will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (iii) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (iv) the Employer has required that the Employee make the covenants in this Section 7 as a condition to its acquisition of the Employee's stock in the Company; and (v) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

            7.2. Agreements of the Employee. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

                  (a) Confidentiality. During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement. Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will,
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nevertheless, be considered Confidential Information for purposes of this
Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security. The term "Confidential Information" shall not include information which is (i) generally or readily obtainable by the public or the trade, (ii) publicly known or becomes known, through no fault or activity of Employee or
(iii) required to be disclosed by Employee or any relative of Employee pursuant to deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar legal compulsion; provided, however, that prompt written notice of such requirement shall be provided to Employer so that it may seek a protective order or other appropriate remedy and/or may waive compliance with this Section 7.2(a); and provided, further, that if such protective order or other remedy is not obtained, and whether or not such waiver is given, only such portion of the Confidential Information which Employee is advised in writing by his or her counsel is legally required to be disclosed shall be disclosed and reasonable effort shall be made to obtain assurances that confidential treatment will be accorded such Confidential Information. The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items.

                  (b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Employee acknowledges that all Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee's right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly: (i) disclose to the Employer in writing any Employee Invention; (ii)assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions; (iii) execute and deliver to the Employer such applications, assignments and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions; (iv) sign all other papers necessary to carry out the above obligations; and (v) give testimony and render any other assistance in support of the Employer's rights to any Employee Invention. No assignment of this Agreement shall extend
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to Employee Inventions, the assignment of which is prohibited by California
Labor Code Section 2870, a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

            7.3. Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

      8.    General Provisions.

            8.1. Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 8 or any other remedies of the Employer, if the Employee breaches any of the provisions of
Section 7, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

            8.2. Covenants of Section 7 are Essential and Independent Covenants. The covenants by the Employee in Section 7 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have acquired the Employee's stock under the Merger Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. The Employee's covenants in Section 7 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in
Section 7. If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 7.

            8.3. Representations and Warranties by the Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both:
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(a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

            8.4. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

            8.5. Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

            8.6. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in the Merger Agreement (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

            8.7. Entire Agreement; Amendments. This Agreement, the Merger Agreement and the documents executed in connection with the Merger Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

            8.8. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

            8.9. Jurisdiction. The parties hereby agree that jurisdiction and venue for
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any controversy arising out of the terms of this Agreement or the breach thereof shall be appropriate in federal or state court in the states of California, Pennsylvania or Delaware.

            8.10. Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

            8.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            8.12. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                              QUADRAMED CORPORATION

                              By:/s/James D. Durham
                              Name: James D. Durham
                              Title: Chairman of the Board, President and
                                     Chief Executive Officer
                              /s/ Ruthann Russo

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

                                   EXHIBIT "A"

                       CALIFORNIA LABOR CODE SECTION 2870

      Section 2870. Application of provision providing that employee will assign or offer to assign rights in invention to employer.

      (a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

            (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

            (2) Result from any work performed by the employee for his or her employer.

      (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.